EXHIBIT 99.1

Capitol Bancorp Center
200 Washington Square North
Lansing, MI 48933

2777 East Camelback Road
Suite 375
Phoenix, AZ 85016
www.capitolbancorp.com

Analyst Contact:    Michael M. Moran
                                 Chief of Capital Markets
                                  877-884-5662
Media Contact:      Stephanie Swan
    Director of Shareholder Services
    517-372-7402

Capitol Bancorp Addresses NYSE Listing Standard

LANSING, Mich., and PHOENIX, Ariz.: December 6, 2010:  Capitol Bancorp Limited (NYSE: CBC) announced today that the New York Stock Exchange (NYSE) has notified the corporation that it has fallen below the NYSE’s continued listing standard relating to the price of its common stock.  The NYSE requires that the average closing price of a listed company’s common stock be at least $1.00 per share over a consecutive 30 trading-day period.

Under the NYSE’s rules, Capitol has six months from the date of the NYSE notice to have a closing share price and 30 trading-day average share price of at least $1.00 in order to avoid the delisting of its shares.  During this period, Capitol’s common stock will continue to be traded on the NYSE, subject to Capitol’s compliance with other NYSE continued listing requirements.  As required by the NYSE in order to maintain the listing of its common shares, Capitol will notify the NYSE of its intent to cure the price deficiency.

Capitol is currently exploring alternatives for curing the deficiencies and restoring compliance with the continued listing standards.  Capitol’s business operations, Securities and Exchange Commission reporting requirements, credit agreements and other debt obligations are unaffected by this notification.

About Capitol Bancorp Limited
Capitol Bancorp Limited (NYSE: CBC) is a $4.2 billion national community banking company with a network of separately chartered banks in 14 states. Founded in 1988, Capitol Bancorp Limited has executive offices in Lansing, Michigan, and Phoenix, Arizona.

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